Plum Creek Timber Company, Inc.
999 Third Avenue
Suite 4300
Seattle, Washington 98104
206 467 3600

News Release

For more information contact:
For immediate release	Investors: John Hobbs 1-800-858-5347
January 31, 2005	Media: Kathy Budinick 1-206-467-3620

Plum Creek Timber Company, Inc. Reports Results for Fourth
Quarter and Full Year 2004

SEATTLE, Wash. – Plum Creek Timber Company, Inc. (NYSE: PCL) today announced fourth quarter earnings of $73 million, or $0.40 per diluted share, on revenues of $327 million. Earnings for the fourth quarter of 2003 were $56 million, or $0.30 per diluted share, on revenues of $315 million.

The fourth quarter 2004 results include a $23 million after-tax gain on the sale of a portion of the company’s coal assets in Virginia and a $5 million after-tax ($9 million pre-tax) impairment related to the company’s lumber business. The fourth quarter 2003 results included a $5 million asset impairment related to certain non-strategic timberlands.

Earnings for the full year 2004 were $362 million, or $1.97 per diluted share, on revenues of $1.5 billion. Earnings for the full year 2003 were $192 million, or $1.04 per diluted share, on revenues of $1.2 billion.

Full year 2004 results include the fourth quarter gains and impairment referenced above as well as $70 million of gain on the sale of large, non-strategic timberlands and $3 million in after-tax gains from the sale of a coalbed methane operating interest. Full year 2003 results include the effect of $4 million of fire losses and $14 million of asset impairments related to the sale of non-strategic timberlands that were subsequently sold in 2004.

“The past year was one of the best in Plum Creek’s history,” said Rick Holley, president and chief executive officer. “Excellent operating performance in our businesses, execution of our strategic initiatives, strong markets, and the hard work and dedication of our people all contributed to improved results.”

Cash provided by operating activities in the fourth quarter totaled $84 million compared to $76 million for the same period of 2003. Cash provided by operating activities during 2004 totaled $600 million and included approximately $129 million from the sale of large, non-strategic timberlands. Cash provided by operating activities for 2003 totaled $372 million and included approximately $13 million from the sale of large, non-strategic timberlands. The company ended 2004 with $347 million in cash and cash equivalents.

“Operating performance improved significantly over the past year,” continued Holley. “The timber resource segments grew operating profit despite a harvest which was approximately 400,000 tons lower than the previous year. We also increased our sales of conservation, recreation and small, non-strategic timberland parcels to $170 million. These sales captured $75 million of value beyond the underlying timberland value of the assets. In addition to the $170 million, we also completed $133 million in sales of large, non-strategic timberlands at attractive values. In manufacturing, a combination of excellent operating performance and strong end-product markets resulted in record profitability of $58 million, surpassing the previous record of $50 million set in 1999.”

Review of Operations

The Northern Resources segment reported fourth quarter operating profit of $25 million, compared to $30 million during the prior year. As anticipated, harvest volumes during the quarter were 355,000 tons, or 21 percent, lower than the same period of 2003. During the fourth quarter of 2003, the company increased its harvest in the Northwest region to rebuild customer log inventories depleted by an unusually severe 2003 fire season. The 2004 harvest represents a more typical harvest level for the segment’s fourth quarter. Strong demand during 2004 for sawlogs and pulpwood helped drive log prices up across the segment. Sawlog prices increased 12 percent, while pulpwood prices were 14 percent higher compared to the fourth quarter of 2003.

Operating profit in the Southern Resources segment was $54 million compared to $62 million reported in the fourth quarter of 2003. As planned, the fourth quarter harvest volumes were approximately 200,000 tons, or 5 percent, lower than those of 2003. Southern sawlog demand during the fourth quarter of 2004 remained strong and Southern sawlog prices held firm when compared to the fourth quarter of 2003. During 2004, hardwood pulpwood prices gradually corrected from uncharacteristically high prices experienced during the latter half of 2003. As a result, average pulpwood prices during the fourth quarter of 2004 were approximately $1 per ton lower than during the same period of 2003.

The Real Estate segment reported revenue of $23 million compared to $16 million in the fourth quarter of 2003. Gains from these sales were approximately $12 million and $4 million, respectively. Land sales during 2004 were higher than in 2003 as the company executed its strategy of capturing higher values for timberlands with recreation, conservation and development uses. Fourth quarter sales were primarily comprised of conservation properties and small, non-strategic timberlands.

The Manufacturing segment reported a $1 million profit for the fourth quarter including the $9 million pre-tax lumber impairment charge. During the fourth quarter of 2003, the segment reported a $6 million profit. Prices for all of the company’s manufactured products showed improvement over those of the fourth quarter of 2003. Strong housing and industrial demand for lumber resulted in a 12 percent increase in lumber prices compared to the fourth quarter of 2003. Lumber sales volumes were approximately 5 percent higher than the same period of 2003. Plywood prices were 8 percent higher as the result of strong industrial demand for structural panels, while sales volumes were similar to the fourth quarter of 2003. Medium density fiberboard (MDF) sales realizations were up 21 percent due to a higher value product mix and improved demand compared to the fourth quarter of 2003. Production efficiency gains in the company’s MDF operations resulted in a 12 percent increase in sales volume compared to the fourth quarter of 2003.

Strategic Progress

During the quarter, the company acquired approximately 48,500 acres of productive timberlands in the state of Maine for $33 million. These well-managed timberlands complement the company’s existing timberland base in Maine and are included in a proposed Resource Plan covering approximately 40 percent of the company’s ownership in the state. Plum Creek will file an application for the Plan with Maine’s Land Use Regulation Commission in early 2005.

As part of an ongoing effort aimed at identifying, evaluating and capturing the value of non-timber natural resources, the company sold a portion of its coal assets for approximately $23 million.

“These fourth quarter actions highlight the progress we continue to make on a number of strategic fronts,” said Holley.

“Our Maine Resource Plan draws attention to the creative power of our people and our commitment to the thoughtful, long-term stewardship of Plum Creek’s assets. The Plan will accommodate important community values and needs of the state, while providing Plum Creek a predictable environment in which to operate in the state over the long term.

“Our efforts in the natural resources business are capturing significant value for our shareholders and growing the cash generation capacity of our non-timber resources. During 2004, this business grew its operating cash flow, while the sales of coal and our coalbed methane operating interest captured over $50 million in proceeds, an excellent value for our shareholders. We will continue building our non-timber resource business, determining the best method to maximize the value of the assets on a case-by-case basis.”

Outlook

Lumber, plywood, and oriented strand board customers are working to build their log decks in anticipation of a strong first half of 2005. The company is experiencing good pulpwood demand from pulp and paper mills in all regions. Log prices in several Southern markets are improving modestly. Timber markets in both the Northern and Southern segments are expected to hold at current levels or increase modestly throughout the first half of 2005.

During 2005, the company expects to harvest between 18.5 and 19.5 million tons of timber. The mix of sawlogs and pulpwood is expected to be similar to the 2004 harvest mix. First quarter harvest volumes are expected to approximate the fourth quarter 2004 levels in both the Northern and Southern Resources segments.

The company expects Real Estate segment sales for the year, excluding the sale of large, non-strategic lands, to be between $200 and $230 million. First quarter Real Estate segment sales are expected to approach $70 million.

First quarter profits for the Manufacturing segment are expected to be slightly lower than in the fourth quarter of 2004 excluding the impact of the fourth quarter lumber impairment. Plywood and lumber prices are expected to be modestly lower than the prices that prevailed during the fourth quarter.

The Company expects first quarter 2005 earnings to be between $0.47 and $0.52 per share with full year earnings expected to be between $1.45 and $1.65 per share. These earnings expectations do not include any impact from the sale of non-timber natural resource assets or large, non-strategic timberlands that the company may execute in 2005.

“Improved operating performance and the execution of our long-term strategies for value creation increased earnings and cash flow during 2004. As a result, we enter 2005 in excellent financial health. Our balance sheet is strong and business conditions remain favorable. We will continue to execute our long-term strategies for value creation with discipline and patience. We are optimistic about 2005 and enter the year with confidence in our ability to recognize and build long-term value for our shareholders,” concluded Holley.

Earnings Conference Call and Supplemental Information

Plum Creek will hold a conference call today, January 31, at 5:00 p.m. EST (2:00 p.m. PST). A live webcast of the conference call may be accessed through Plum Creek’s Internet site at www.plumcreek.com by clicking on the “Investors” link.

Investors without Internet access should dial 1-800-572-9852 at least 10 minutes prior to the start of the call, referencing Plum Creek’s earnings. Those wishing to access the call from outside the United States and Canada should dial 1-706-645-9676, also referencing Plum Creek’s earnings. Replay of the call will be available for 48 hours after completion of the live call and can be accessed at 1-800-642-1687 or 1-706-645-9291 (international calls), using the code 1896501.

Supplemental financial information for Plum Creek operations, including statistical data, is available in the investors information section of Plum Creek’s website at www.plumcreek.com.

_________________

Plum Creek is one of the largest private timberland owners in the nation, with approximately 8 million acres of timberlands in major timber producing regions of the United States and 10 wood products manufacturing facilities in the Northwest.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the cyclical nature of the forest products industry, our ability to harvest our timber, our ability to execute our acquisition strategy, the market for and our ability to sell or exchange non-strategic timberlands and timberland properties that have higher and better uses, and various regulatory constraints. These and other risks, uncertainties and assumptions are detailed from time to time in our filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended. It is likely that if one or more of the risks materializes, or if one or more assumptions prove to be incorrect, the current expectations of Plum Creek and its management will not be realized. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither Plum Creek nor its management undertakes any obligation to update or revise any forward-looking statements.

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
	Year Ended
	December 31, 2004	December 31, 2003
	(In Millions, Except Per Share Amounts)
Revenues:
Timber	$694	$664
Real Estate	303	124
Manufacturing	518	397
Other	13	11

Total Revenues	1,528	1,196

Costs and Expenses:
Cost of Goods Sold:
Timber	368	345
Real Estate	149	77
Manufacturing	449	390
Other	4	4

Total Cost of Goods Sold	970	816

Selling, General and Administrative	86	77

Total Costs and Expenses	1,056	893

Gain on Sale of Other Assets	5	--

Operating Income	477	303

Interest Expense, net	111	117

Income before Income Taxes	366	186

Benefit (Provision) for Income Taxes	(27)	6

Income from Continuing Operations	339	192

Gain on Sale of Properties, net of tax	23	--

Net Income	$362	$192

Income from Continuing Operations per Share - Basic	$1.85	$1.05

Income from Continuing Operations per Share - Diluted	$1.84	$1.04

Net Income per Share - Basic	$1.97	$1.05

Net Income per Share - Diluted	$1.97	$1.04

Weighted average number of Shares outstanding - Basic	183.4	183.3

Weighted average number of Shares outstanding - Diluted	184.1	183.9

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
	Quarter Ended
	December 31, 2004	December 31, 2003
	(In Millions, Except Per Share Amounts)
Revenues:
Timber	$181	$191
Real Estate	23	16
Manufacturing	122	105
Other	1	3

Total Revenues	327	315

Costs and Expenses:
Cost of Goods Sold:
Timber	99	97
Real Estate	9	12
Manufacturing	117	96
Other	1	1

Total Cost of Goods Sold	226	206

Selling, General and Administrative	24	21

Total Costs and Expenses	250	227

Operating Income	77	88

Interest Expense, net	27	31

Income before Income Taxes	50	57

Benefit (Provision) for Income Taxes	--	(1)

Income from Continuing Operations	50	56

Gain on Sale of Properties, net of tax	23	--

Net Income	$73	$56

Income from Continuing Operations per Share - Basic	$0.28	$0.31

Income from Continuing Operations per Share - Diluted	$0.28	$0.30

Net Income per Share - Basic	$0.40	$0.31

Net Income per Share - Diluted	$0.40	$0.30

Weighted average number of Shares outstanding - Basic	183.7	183.0

Weighted average number of Shares outstanding - Diluted	184.4	183.7

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED BALANCE SHEETS (UNAUDITED)
	December 31, 2004	December 31, 2003
	(In Millions, Except Per Share Amounts)
ASSETS

Current Assets:
Cash and Cash Equivalents	$347	$267
Restricted Advance from Customer	4	3
Accounts Receivable	40	34
Inventories	71	54
Deferred Tax Asset	10	11
Other Current Assets	27	30

	499	399

Timber and Timberlands - Net	3,590	3,674
Property, Plant and Equipment - Net	253	303
Investment in Grantor Trusts	29	26
Other Assets	7	5

Total Assets	$4,378	$4,407

LIABILITIES

Current Liabilities:
Current Portion of Long-Term Debt	$32	$33
Accounts Payable	41	34
Interest Payable	28	28
Wages Payable	25	23
Taxes Payable	22	15
Deferred Revenue	16	16
Other Current Liabilities	20	13

	184	162

Long-Term Debt	1,405	1,437
Lines of Credit	448	594
Deferred Tax Liability	45	37
Other Liabilities	56	58

Total Liabilities	2,138	2,288

Commitments and Contingencies

STOCKHOLDERS' EQUITY

Preferred Stock, $0.01 par value, authorized shares - 75.0,
outstanding - none	--	--
Common Stock, $0.01 par value, authorized shares - 300.0,
issued (including Treasury Stock) - 185.7 at December 31, 2004
and 185.1 at December 31, 2003	2	2
Additional Paid-In Capital	2,168	2,150
Retained Earnings	111	9
Treasury Stock, at cost, Common shares - 2.0	(43)	(43)
Other Equity	2	1

Total Stockholders' Equity	2,240	2,119

Total Liabilities and Stockholders' Equity	$4,378	$4,407

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Year Ended
	December 31, 2004	December 31, 2003
	(In Millions)
Cash Flows From Operating Activities:
Net Income	$362	$192
Adjustments to Reconcile Net Income to
Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization (Includes $9 Lumber Impairment Charge in 2004 and $4 Loss Related to Forest Fires in 2003)	114	108
Basis of Real Estate Sold (Includes Impairment Losses of $21 in 2004 and $14 in 2003)	134	66
Deferred Income Taxes	9	(7)
Gain on Sales of Other Assets and Properties	(28)	--
Working Capital Changes	6	4
Other	3	9

Net Cash Provided By Operating Activities	600	372

Cash Flows From Investing Activities:
Property Additions (Excluding Timberland Acquisitions)	(70)	(84)
Timberlands Acquired (Including Tax-Deferred Exchange Proceeds, Net)	(66)	(162)
Proceeds from Sale of Other Assets	46	--
Other	(1)	(1)

Net Cash Used In Investing Activities	(91)	(247)

Cash Flows From Financing Activities:
Dividends	(260)	(257)
Borrowings of Long-term Debt	--	298
Retirement of Long-term Debt	(33)	(33)
Borrowings on Lines of Credit	2,147	1,922
Repayments on Lines of Credit	(2,295)	(1,997)
Proceeds from Stock Option Exercises	12	1
Acquisition of Treasury Stock	--	(43)

Net Cash Used In Financing Activities	(429)	(109)

Increase In Cash and Cash Equivalents	80	16
Cash and Cash Equivalents:
Beginning of Period	267	251

End of Period	$347	$267

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Quarter Ended
	December 31, 2004	December 31, 2003
	(In Millions)
Cash Flows From Operating Activities:
Net Income	$73	$56
Adjustments to Reconcile Net Income to
Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization (Includes $9 Lumber Impairment Charge in 2004)	36	29
Basis of Real Estate Sold (Includes Impairment Losses of $1 in 2004 and $5 in 2003)	7	9
Deferred Income Taxes	(3)	1
Gain on Sales of Other Assets and Properties	(23)	--
Working Capital Changes	(9)	(24)
Other	3	5

Net Cash Provided By Operating Activities	84	76

Cash Flows From Investing Activities:
Property Additions (Excluding Timberland Acquisitions)	(21)	(24)
Timberlands Acquired (Including Tax-Deferred Exchange Proceeds, Net)	(21)	(103)
Proceeds from Sale of Other Assets	19	--
Other	(1)	(1)

Net Cash Used In Investing Activities	(24)	(128)

Cash Flows From Financing Activities:
Dividends	(66)	(64)
Borrowings of Long-term Debt and Lines of Credit	476	556
Retirement of Long-term Debt and Lines of Credit	(495)	(456)
Proceeds from Stock Option Exercises	3	--

Net Cash Provided by (Used In) Financing Activities	(82)	36

Increase In Cash and Cash Equivalents	(22)	(16)
Cash and Cash Equivalents:
Beginning of Period	369	283

End of Period	$347	$267